As filed with the Securities and Exchange Commission on September 29,
2011.

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                          SYNERGY RESOURCES CORPORATION
               (Exact name of registrant as specified in charter)

                                    Colorado
                                 --------------
                 (State or other jurisdiction of incorporation)

                                            20203 Highway 60
                                         Platteville, CO 80651
         20-2835920                         (970) 737-1073
----------------------------  ------------------------------------------------
 IRS Employer I.D.Number)     (Address, including zip code, and telephone number
                              including area of principal executive offices)

                              William E. Scaff, Jr.
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073
                    ---------------------------------------
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after this Registration Statement
              becomes effective as determined by market conditions

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

       Large accelerated filer   [  ]    Accelerated filer   [X]

       Non-accelerated filer   [  ]      Smaller reporting company  [  ]
(Do not check if a smaller reporting company)


                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

Title of each                         Proposed      Proposed
 Class of                             Maximum       Maximum
Securities            Securities      Offering      Aggregate     Amount of
   to be                to be         Price Per      Offering   Registration
Registered            Registered      Share (1)      Price         Fee
----------            ----------     -----------   ----------   -----------

Common stock,
preferred stock,
convertible preferred
stock, promissory
notes, convertible notes,
and warrants, or any
combination of
the foregoing             (2)           (2)             (2)          (2)

Total                               $75,000,000    $75,000,000     $8,708

-------------------------------------------------------------------------------

(1) The amount of registration fee, calculated in accordance with Rule 457(o), is the maximum aggregate offering price at which the securities subject to this registration statement are proposed to be offered.

(2) There are being registered hereunder an indeterminate amount and number of securities as may be sold, from time to time, by the Company.

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                          SYNERGY RESOURCES CORPORATION
                                  Common Stock

     We may offer from time to time shares of our common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes, rights, warrants, or any combination of the foregoing, as well as securities issuable upon the conversion of notes or the exercise of warrants, at an initial offering price not to exceed $75,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

     Specific terms pertaining to the securities offered by this prospectus will be set forth in one or more accompanying prospectus supplements, together with the terms of the offering and the initial price and the net proceeds to us from the sale. The prospectus supplement will set forth, without limitation, the number of securities offered and the terms of the offering.

     We may sell the securities offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to us will be set forth in the applicable prospectus supplement.

     We may not use this prospectus to complete sales of our securities unless this prospectus is accompanied by a prospectus supplement.

     The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     Our common stock is traded on the NYSE Amex under the symbol "SYRG". On September 27, 2011, the closing price of our common stock on the NYSE Amex was $2.89.

                   Date of this Prospectus is _______________

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

GENERAL

     We are an oil and gas operator in Colorado and are focused on the acquisition, development, exploitation, exploration and production of oil and natural gas properties primarily located in the Wattenberg field in the D-J Basin in northeast Colorado. As of September 20, 2011, we had 181,500 gross and 160,800 net acres under lease, most of which are located in the D-J Basin. Of this acreage, 6,185 gross acres are held by production. Between September 1, 2008 and September 20, 2011, we drilled and completed 52 development wells on our leases. In the most recent complete reserve report available, effective for the period ended August 31, 2010, our estimated net proved oil and gas reserves, were 4.5 Bcf of natural gas and 676.7 MBbls of oil and condensate.

Business Strategy

     Our primary objective is to enhance shareholder value by increasing our net asset value, net reserves and cash flow through acquisitions, development, exploitation, exploration and divestiture of oil and gas properties. We intend to follow a balanced risk strategy by allocating capital expenditures in a combination of lower risk development and exploitation activities and higher potential exploration prospects. Key elements of our business strategy include the following:

     o Concentrate on our existing core area in the D-J Basin, where we have significant operating experience. Most of our current wells and undeveloped acreage are located within the D-J Basin. Focusing our operations in this area leverages our management, technical and operational experience in the basin.

     o Develop and exploit existing oil and natural gas properties. Since our inception our principal growth strategy has been to develop and exploit our acquired and discovered properties to add proved reserves. As of September 20, 2011, we have identified over four hundred development and extension drilling locations and over forty recompletion/workover projects on our existing properties and wells.

     o Complete selective acquisitions. We seek to acquire undeveloped and producing oil and gas properties, primarily in the D-J Basin. We will seek acquisitions of undeveloped and producing properties that will provide us with opportunities for reserve additions and increased cash flow through production enhancement and additional development and exploratory prospect generation opportunities.

     o Retain control over the operation of a substantial portion of our production. As operator on a majority of our wells and undeveloped acreage, we control the timing and selection of new wells to be drilled or existing wells to be recompleted. This allows us to modify our capital spending as our financial resources allow and market conditions support.

     o Maintain financial flexibility while focusing on controlling the costs of our operations. We intend to finance our operations through a mixture of debt and equity capital as market conditions allow. Our management has historically been a low cost operator in the D-J Basin and we continue to focus on operating efficiencies and cost reductions.

     Our growth plans for the fiscal year ending August 31, 2012 include additional drilling activities, acquisition of existing wells, and recompletion of wells that provide good prospects for improved stimulation techniques. Implementation of our growth plans will be dependent upon the amount of financing we are able to obtain.

Competitive Strengths

     We believe that we are positioned to successfully execute our business strategy because of the following competitive strengths:

     o Management experience. Our key management team possesses an average of thirty years of experience in the oil and gas industry, primarily within the D-J Basin. Members of our management team have drilled, participated in drilling, and/or operated over 350 wells in the D-J Basin.

     o Balanced oil and natural gas reserves and production. Approximately 48% of our estimated proved reserves were oil and condensate and 52% were natural gas. We believe this balanced commodity mix will provide diversification of sources of cash flow and will lessen the risk of significant and sudden decreases in revenue from short-term commodity price movements.

     o Ability to recomplete D-J Basin wells numerous times throughout the life of a well. We have experience with and knowledge of D-J Basin wells that have been recompleted up to four times since initial drilling. This provides us with numerous high return recompletion investment opportunities on our current and future wells and the ability to manage the production through the life of a well.

     o Insider ownership. At September 20, 2011 our directors and executive officers beneficially owned approximately 33% of our outstanding shares of common stock, providing a strong alignment of interest between management, the board of directors and our outside shareholders.

     Our website is: www.synergyresourcescorporation.com.

     Our offices are located at 20203 Highway 60, Platteville, CO 80651. Our office telephone number is (970) 737-1073 and our fax number is (970) 737-1045.

THE OFFERING

Securities Offered:

     We may offer from time to time shares of common stock, preferred stock, promissory notes, convertible notes, rights and warrants, or any combination of the foregoing, as well as securities issuable upon the conversion of notes or the exercise of warrants, at an initial offering price not to exceed $75,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. We may not use this prospectus to complete sales of our securities unless this prospectus is accompanied by a prospectus supplement. See the "Plan of Distribution" section of this prospectus for additional information concerning the manner in which our securities may be offered.

Common Stock Outstanding: As of September 20, 2011, we had 36,098,212 outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities. See "Comparative Share Data" for more information.

Risk Factors:               Any purchase of our  securities  involves a high
                            degree of risk. Risk factors include our short operating history, losses since we were incorporated, and the possible need for us to sell shares of our common stock to raise capital. See the "Risk Factors" section of this prospectus below for additional Risk Factors.

NYSE Amex Symbol:           SYRG

      Forward-Looking Statements

     This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

     o statements concerning the benefits that we expect will result from our business activities and results of exploration that we contemplate or have completed, such as increased revenues; and

     o statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

     You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

                                  RISK FACTORS

     Investors should be aware that any purchase of our securities involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We may never be profitable. As of the date of this prospectus we had reported significant net losses for each year since inception. Although we recently reported an operating profit for the quarter ended May 31, 2011, we reported a net loss of $(13,189,974) for the nine months ended May 31, 2011, and we expect to report a net loss for the year ended August 31, 2011. Unless and until we are profitable for an entire year, we will need to raise enough capital to be able to fund the costs of our operations and our planned oil and gas exploration and development activities.

Our transactions with related parties may cause conflicts of interests that may adversely affect us. Between June 11, 2008 and June 30, 2010, and pursuant to the terms of an Administrative Services Agreement with Petroleum Management, LLC, we were provided with office space and equipment storage in Platteville, Colorado, as well as secretarial, word processing, telephone, fax, email and related services for a fee of $20,000 per month. Following the termination of the Administrative Services Agreement, and since July 1, 2010, we have leased the office space and equipment storage yard in Platteville from HS Land & Cattle, LLC at a rate of $10,000 per month.

     In addition to the above, we acquired oil and gas properties from Petroleum Exploration & Management, LLC ("PEM").

     Petroleum Management, LLC, PEM and HS Land & Cattle, LLC are controlled by Ed Holloway and William E. Scaff, Jr., both of whom are our officers, directors and principal shareholders. In addition, in the past we have purchased oil and gas assets from PEM.

     We believe that the transactions and agreements that we have entered into with these affiliates are on terms that are at least as favorable as could reasonably have been obtained at such time from third parties. However, these relationships could create, or appear to create, potential conflicts of interest when our board of directors is faced with decisions that could have different implications for us and these affiliates. The appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us, as well as our relationship with other companies and our ability to enter into new relationships in the future, which could have a material adverse effect on our ability to do business.

Hydraulic fracturing, the process used for releasing oil and gas from shale rock, has recently come under increased scrutiny and could be the subject of further regulation that could impact the timing and cost of development. The Environmental Protection Agency (the "EPA") recently amended the Underground Injection Control, or UIC, provisions of the federal Safe Drinking Water Act (the "SDWA") to exclude hydraulic fracturing from the definition of "underground injection." However, the U.S. Senate and House of Representatives are currently considering bills entitled the Fracturing Responsibility and Awareness of Chemicals Act (the "FRAC Act"), to amend the SDWA to repeal this exemption. If enacted, the FRAC Act would amend the definition of "underground injection" in the SDWA to encompass hydraulic fracturing activities, which could require hydraulic fracturing operations to meet additional permitting and financial assurance requirements, adhere to certain construction specifications, fulfill monitoring, reporting, and recordkeeping obligations, and meet plugging and abandonment requirements. The FRAC Act also proposes to require the reporting and public disclosure of chemicals used in the fracturing process, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater.

     Depending on the legislation that may ultimately be enacted or the regulations that may be adopted at the federal, state and/or provincial levels, exploration and production activities that entail hydraulic fracturing could be subject to additional regulation and permitting requirements. Individually or collectively, such new legislation or regulation could lead to operational delays or increased operating costs and could result in additional burdens that could increase the costs and delay the development of unconventional oil and gas resources from shale formations which are not commercial without the use of hydraulic fracturing. This could have an adverse effect on our business.

Our failure to obtain capital may significantly restrict our proposed operations. We need additional capital to provide working capital and to fund our capital expenditure plans. We do not know what the terms of any future capital raising may be but any future sale of our equity securities would dilute the ownership of existing stockholders and could be at prices substantially below the price investors paid for the shares of common stock sold in this offering. Our failure to obtain the capital which we require will result in the slower implementation of our business plan or our inability to implement our business plan. There can be no assurance that we will be able to obtain the capital which we will need.

     We will need to generate positive cash flow or obtain additional financing until we are able to consistently earn a profit. As a result of our short operating history it is difficult for potential investors to evaluate our business. There can be no assurance that we can implement our business plan, that we will be profitable, or that our securities will have any value.

Oil and gas exploration is not an exact science, and involves a high degree of risk. The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce gas and/or oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil and gas wells and, if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil or gas from the well.

     Exploratory drilling involves substantially greater economic risks than development drilling because the percentage of wells completed as producing wells is usually less than in development drilling. Exploratory drilling itself can be of varying degrees of risk and can generally be divided into higher risk attempts to discover a reservoir in a completely unproven area or relatively lower risk efforts in areas not too distant from existing reservoirs. While exploration adjacent to or near existing reservoirs may be more likely to result in the discovery of oil and gas than in completely unproven areas, exploratory efforts are nevertheless high risk activities.

     Although the completion of oil and gas wells is, to a certain extent, less risky than drilling for oil and gas, the process of completing an oil or gas well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil or gas in order to repay our investment in the well.

The acquisition, exploration and development of oil and gas properties, and the production and sale of oil and gas are subject to many factors which are outside our control. These factors include, among others, general economic conditions, proximity to pipelines, oil import quotas, supply, demand, and price of other fuels and the regulation of production, refining, transportation, pricing, marketing and taxation by Federal, state, and local governmental authorities.

Buyers of our gas, if any, may refuse to purchase gas from us in the event of oversupply. If wells which we drill are productive of natural gas, the quantities of gas that we may be able to sell may be too small to pay for the expenses of operating the wells. In such a case, the wells would be "shut-in" until such time, if ever, that economic conditions permit the sale of gas in quantities which would be profitable.

Interests that we may acquire in oil and gas properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses. We do not intend to purchase title insurance, title memos, or title certificates for any leasehold interests we will acquire. It is possible that at some point we will have to undertake title work involving substantial costs. In addition, it is possible that we may suffer title failures resulting in significant losses.

The drilling of oil and gas wells involves hazards such as blowouts, unusual or unexpected formations, pressures or other conditions which could result in substantial losses or liabilities to third parties. Although we intend to acquire adequate insurance, or to be named as an insured under coverage acquired by others (e.g., the driller or operator), we may not be insured against all such losses because insurance may not be available, premium costs may be deemed unduly high, or for other reasons. Accordingly, uninsured liabilities to third parties could result in the loss of our funds or property.

Our operations are dependent upon the continued services of our officers. The loss of any of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

Our operations will be affected from time to time and in varying degrees by political developments and Federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas. These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to Federal and state conservation laws and regulations and the petroleum industry is subject to Federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

     From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

Our activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control. Compliance with environmental requirements and reclamation laws imposed by Federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

There is only a limited public market for our common stock. Although our common stock has recently been listed on the NYSE Amex, the trading in our stock has been limited and sporadic. A consistently active trading market for our common stock may never develop, or continue if one emerges. In addition, the price of our common stock has been volatile. Some of the factors that could negatively affect our share price include:

     o actual or anticipated fluctuations in our quarterly results of operations;

     o    liquidity;

     o    sales of common stock by our shareholders;

     o    changes in oil and natural gas prices;

     o    changes in our cash flow from operations or earnings estimates;

     o publication of research reports about us or the oil and natural gas exploration and production industry generally;

     o increases in market interest rates which may increase our cost of capital;

     o    changes  in  applicable  laws  or   regulations,   court  rulings  and
          enforcement and legal actions;

     o    changes in market valuations of similar companies;

     o    adverse market reaction to any indebtedness we incur in the future;

     o    additions or departures of key management personnel;

     o    actions by our shareholders;

     o    commencement of or involvement in litigation;

     o    news  reports   relating  to  trends,   concerns,   technological   or
          competitive developments, regulatory changes and other related issues in our industry;

     o speculation in the press or investment community regarding our business;

     o    general market and economic conditions; and

     o domestic and international economic, legal and regulatory factors unrelated to our performance.

Shares issuable upon the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock. We have outstanding options and warrants which, as of the date of this prospectus, could potentially allow the holders to acquire a substantial number of shares of our common stock. Until the options and warrants expire, the holders will have an opportunity to profit from any increase in the market price of our common stock without assuming the risks of ownership. Holders of options and warrants may exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options or warrants. The exercise of the options and warrants will dilute the voting interest of the current owners of, outstanding shares by adding a substantial number of additional shares of common stock.

                           MARKET FOR OUR COMMON STOCK

     On February 27, 2008, our common stock began trading on the OTC Bulletin Board under the symbol "BRSH." There was no established trading market for our common stock prior to that date.

     On September 22, 2008, a 10-for-1 reverse stock split, approved by our shareholders on September 8, 2008, became effective on the OTC Bulletin Board and our trading symbol was changed to "SYRG.OB." On July 27, 2011 our common stock began trading on the NYSE Amex under the symbol "SYRG".

     Shown below is the range of high and low closing prices for our common stock for the periods indicated as reported by the OTC Bulletin Board prior to July 27, 2011 and by the NYSE Amex on and after July 27, 2011. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

      Quarter Ended                                         High     Low
      -------------                                         ----     ---

       November 30, 2008                                   $4.75     $3.10
       February 28, 2009                                   $3.45     $1.25
       May 31, 2009                                        $1.80     $1.45
       August 31, 2009                                     $1.80     $1.10

       November 30, 2009                                   $1.47     $1.00
       February 28, 2010                                   $3.86     $1.35
       May 31, 2010                                        $3.85     $2.40
       August 31, 2010                                     $3.00     $2.25

       November 30, 2010                                   $2.40     $1.95
       February 28, 2011                                   $4.74     $2.25
       May 31, 2011                                        $4.90     $3.20
       August 31, 2011                                     $3.69     $2.55

     On September 27, 2011, the closing price of our common stock on the NYSE Amex was $2.89.

     As of September 20, 2011, we had 36,098,212 outstanding shares of common stock and approximately 300 shareholders of record. The number of beneficial owners of our common stock is approximately 925.

     Holders of our common stock are entitled to receive dividends as may be declared by our board of directors. Our board of directors is not restricted from paying any dividends but is not obligated to declare a dividend. No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.

     Our articles of incorporation authorize our board of directors to issue up to 10,000,000 shares of preferred stock. The provisions in the articles of incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

     On December 1, 2008, we purchased 1,000,000 shares of our common stock from the Synergy Energy Trust, one of our initial shareholders, for $1,000, which was the same amount which we received when the shares were sold to the Trust. With the exception of that transaction, we have not purchased any of our securities and no person affiliated with us has purchased any of our securities for our benefit.

                             COMPARATIVE SHARE DATA

     The following table lists additional shares of our common stock, which may be issued as of September 20, 2011 upon the exercise of outstanding options or warrants.

                                                           Number of     Note
                                                             Shares   Reference
                                                             ------   ---------

   Shares issuable upon the exercise of Series C warrants  9,000,000        A

   Shares issuable upon the exercise of placement agents'
   warrants                                                  779,906        A

   Shares issuable upon exercise of Series A warrants that
   were granted to those persons owning shares of our
   common stock prior to the acquisition of Predecessor
   Synergy                                                 1,038,000        B

   Shares issuable upon exercise of Series A warrants
   sold in prior private offering.                         2,060,000        C

   Shares issuable upon exercise of Series A and Series B
   warrants                                                2,000,000        D

   Shares issuable upon exercise of sales agent warrants     126,932        D

   Shares issuable upon exercise of options held by our
   officers and employees                                  4,470,000        E


A. Between December 2009 and March 2010, we sold 180 Units at a price of $100,000 per Unit to private investors. Each Unit consisted of one $100,000 note and 50,000 Series C warrants. The notes were converted into shares of our common stock at a conversion price of $1.60 per share, at the option of the holder. Each Series C warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2014. As of the interim reporting period ended May 31, 2011, all notes had been converted into 11,250,000 shares of our common stock.

     We paid Bathgate Capital Partners (now named GVC Capital), the placement agent for the Unit offering, a commission of 8% of the amount Bathgate Capital raised in the Unit offering. We also sold to the placement agent, for a nominal price, warrants to purchase 1,125,000 shares of our common stock at a price of

$1.60 per share. The placement agent's warrants expire on December 31, 2014. As of the interim reporting period ended May 31, 2011, warrants to purchase 345,094 shares had been exercised by their holders.

B. Each shareholder of record on the close of business on September 9, 2008 received one Series A warrant for each share which they owned on that date (as adjusted for a reverse split of our common stock which was effective on September 22, 2008). Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $6.00 per share at any time prior to December 31, 2012.

C. Prior to our acquisition of Predecessor Synergy, Predecessor Synergy sold 2,060,000 Units to a group of private investors at a price of $1.00 per Unit. Each Unit consisted of one share of Predecessor Synergy's common stock and one Series A warrant. In connection with the acquisition of Predecessor Synergy, these Series A warrants were exchanged for 2,060,000 of our Series A warrants. The Series A warrants are identical to the Series A warrants described in Note B above.

D. Between December 1, 2008 and June 30, 2009, we sold 1,000,000 units at a price of $3.00 per unit. Each unit consisted of two shares of our common stock, one Series A warrant and one Series B warrant. The Series A warrants are identical to the Series A warrants described in Note B above. Each Series B warrant entitles the holder to purchase one share of our common stock at a price of $10.00 per share at any time prior to December 31, 2012.

     In connection with this unit offering, we paid the sales agent for the offering a commission of 10% of the amount the sales agent sold in the offering. We also issued warrants to the sales agent. The warrants allow the sales agent to purchase 31,733 units (which units were identical to the units sold in the offering) at a price of $3.60 per unit. The sales agent warrants will expire on the earlier of December 31, 2012 or twenty days following written notification from us that our common stock had a closing bid price at or above $7.00 per share for any ten of twenty consecutive trading days.

E. Options are exercisable at prices between $1.00 and $10.00 per share and expire at various dates between June 2013 and August 2021.

     We may sell additional shares of our common stock, preferred stock, warrants, convertible notes or other securities to raise additional capital. We do not have any commitments or arrangements from any person to purchase any of our securities and there can be no assurance that we will be successful in selling any additional securities.

                              PLAN OF DISTRIBUTION

     We may sell shares of its common stock, preferred stock, convertible preferred stock, promissory notes, convertible notes, rights, or warrants in and/or outside the United States: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to us from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to a placement agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Notwithstanding  the  above,  the  maximum  commission  or  discount  to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance. Any securities issued by us to any FINRA member or independent broker-dealer in connection with an offering of our securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners
(not directors) of any underwriter or member of a selling group and/or their officers or partners.

     Our securities may be sold:

     o    At a fixed price.

     o As the result of the exercise of warrants or the conversion of preferred shares or notes and at fixed or varying prices, as determined by the terms of the warrants or convertible securities.

     o    At varying prices in at the market offerings.

     o In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of securities to be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the offered securities if any are purchased.

     If dealers are utilized in the sale of offered securities in respect of which this prospectus is delivered, we will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

     If an agent is used in an offering of offered securities, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

     The securities may be sold directly by us to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities purchased by the institutional investors. The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

     We may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement. Any delayed delivery contract, when issued, will contain definite fixed price and quantity terms. The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law. In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters. Each delayed delivery contract shall be subject to our approval. We will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by us.

     Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

     Agents, dealers and underwriters may be entitled under agreements with us to indemnification from us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

     Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     We are authorized to issue 10,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Warrants

     See the "Comparative Share Data" section of this prospectus for information concerning our outstanding warrants.

Transfer Agent

      Corporate Stock Transfer
      3200 Cherry Creek Drive South, Suite 430
      Denver, Colorado 80209
      Phone: 303-282-4800
      Fax:  303-282-5800
                                 INDEMNIFICATION

     Our bylaws authorize indemnification of directors, officers, employees or agents against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

     We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by us can be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding public companies. The address of that site is http://www.sec.gov.

     We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                          Synergy Resources Corporation
                                20203 Highway 60
                              Platteville, CO 80651
                                 (970) 737-1073

     The following documents have been filed with the Commission and are incorporated by reference into this prospectus:

     o Annual Report on Form 10-K/A for the fiscal year ended August 31, 2010 filed on June 3, 2011;

     o    8-K Reports filed on:

            December 29, 2010;
            January 14, 2011;
            January 20, 2011;
            March 23, 2011;
            March 25, 2011;
            April 1, 2011;
            April 14, 2011;
            May 25, 2011;
            June 13, 2011;
            June 24, 2011;
            June 29, 2011;

            July 22, 2011;
            August 5, 2011; and
            August 15, 2011;

     o    Report on Form 10-Q for the three and nine months  ended May 31, 2011;
          and

     o Amendment No. 2 to the Registration Statement on Form S-1 filed on September 26, 2011.

     All documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

     We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

                                     PART II
                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution
          -------------------------------------------

             SEC Filing Fee                                      $8,708
             Blue Sky Fees and Expenses                             500
             Printing and Engraving Expenses                        500
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                         5,000
             Miscellaneous Expenses                               5,292
                                                               --------
                  TOTAL                                         $40,000
                                                                =======

             All expenses other than the S.E.C. filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.
          -----------------------------------------

     It is provided by Section 7-109-102 of the Colorado Revised Statutes and the Company's Bylaws that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 16.  Exhibits
          --------

The following exhibits are filed with this Registration Statement:

Exhibits                                                          Page Number
--------                                                          -----------

3.1.1 Articles of Incorporation                                        (1)

3.1.2 Amendment to Articles of Incorporation                           (2)

3.1.2 Bylaws                                                           (1)

5.    Opinion of Counsel                                               ___

10.1  Employment Agreement with Ed Holloway                            (2)

10.2  Employment Agreement with William E. Scaff, Jr.                  (2)

10.3  Administrative Services Agreement                                (3)

10.4  Agreement regarding Conflicting Interest Transactions            (3)

10.5  Consulting Services Agreement with Raymond McElhaney and
      Bill Conrad                                                      (4)

Exhibits                                                          Page Number
--------                                                          -----------

10.6.1 Form of Convertible Note                                        (4)

10.6.2 Form of Subscription Agreement
                                                                       (4)

10.6.3 Form of Series C Warrant                                        (4)

10.7  Purchase and Sale Agreement with Petroleum Exploration and
      Management, LLC (wells, equipment and well bore leasehold
      assignments)                                                     (4)

10.8  Purchase and Sale Agreement with Petroleum Management, LLC
      (operations and leasehold)                                       (4)

10.9  Purchase and Sale Agreement with Chesapeake Energy               (4)

10.10 Lease with HS Land & Cattle, LLC                                 (4)

10.11 Employment Agreement with Frank L. Jennings                      (5)

10.12 Purchase and Sale Agreement with Petroleum Exploration and
      Management, LLC                                                  (6)

14.   Code of Ethics (as amended)                                      (7)

23.1   Consent of Hart & Trinen                                        ___

23.2   Consents of Ehrhardt Keefe Steiner & Hottman PC and
       Stark Schenkein, LLP                                            ___

23.3   Consent of Ryder Scott Company, L.P.                            ___

99    Report of Ryder Scott Company, L.P.                              (4)

(1) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form SB-2, File #333-146561.

(2) Incorporated by reference to the same exhibit filed with the Company's transition report on Form 8-K for the period ended August 31, 2008.

(3) Incorporated by reference to the same exhibit filed with the Company's transition report on Form 10-K for the year ended August 31, 2008.

(4) Incorporated by reference to the same exhibit filed with the Company's report on Form 10-K/A filed on June 3, 2011.

(5) Incorporated by reference to the same exhibit filed with the Company's report on Form 8-K filed on June 24, 2011.

(6) Incorporated by reference to Exhibit 10.12 filed with the Company's report on Form 8-K filed on August 5, 2011.

(7) Incorporated by reference to Exhibit 14 filed with the Company's report on Form 8-K filed on July 22, 2011.

Item 17. Undertakings.
         ------------

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to exe- cute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 29th day of September, 2011.

                                    SYNERGY RESOURCES CORPORATION


                                    By: /s/ Ed Holloway
                                       -------------------------------------
                                       Ed Holloway, Principal Executive Officer

     In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                            Title                   Date

/s/ Ed Holloway                 Principal Executive          September 29, 2011
------------------------        Officer and a Director
Ed Holloway

/s/ William E. Scaff, Jr.       Director                     September 29, 2011
------------------------
William E. Scaff, Jr.

/s/ Frank L. Jennings           Principal Financial          September 29, 2011
------------------------        and Accounting Officer
Frank L. Jennings

/s/ Rick Wilber                 Director                     September 29, 2011
------------------------
Rick Wilber

/s/ Raymond E. McElhaney        Director                     September 29, 2011
------------------------
Raymond E. McElhaney

/s/ Bill M. Conrad              Director                     September 29, 2011
------------------------
Bill M. Conrad

/s/ R.W. Noffsinger, III        Director                     September 29, 2011
------------------------
R.W. Noffsinger, III

/s/ George Seward               Director                     September 29, 2011
------------------------
George Seward

                          SYNERGY RESOURCES CORPORATION
                                    FORM S-3
                                    EXHIBITS